EXHIBIT 99.1

QC Holdings, Inc. Reports Third Quarter Results

OVERLAND PARK, Kan., Nov. 12, 2013 (GLOBE NEWSWIRE) -- QC Holdings, Inc. (Nasdaq:QCCO) reported income from continuing operations of $643,000 and revenues of $42.0 million for the quarter ended September 30, 2013. For the nine months ended September 30, 2013, income from continuing operations totaled $4.2 million and revenues were $117.2 million.

For the three months and nine months ended September 30, 2012, income from continuing operations totaled $1.8 million and $8.4 million, respectively, and revenues were $40.9 million and $115.2 million, respectively.

The three months and nine months ended September 30, 2013 and 2012 include discontinued operations relating to: i) the company's automotive segment and ii) branches that were closed during each period. Schedules reconciling adjusted EBITDA to income from continuing operations for the three months and nine months ended September 30, 2013 and 2012 are provided below.

** Third Quarter **

Revenues increased $1.1 million, or 2.7%, quarter-to-quarter, primarily due to higher fees and interest from the company's longer-term, higher-dollar installment products, which were introduced in early 2012, partially offset by reduced payday loan fees as a result of increased competition.

Branch operating costs, exclusive of loan losses, increased $349,000 (to $17.9 million) during the three months ended September 30, 2013 versus prior year's third quarter. This increase was primarily attributable to new marketing initiatives and higher bank-related charges.

Loan losses increased $4.1 million during the three months ended September 30, 2013, totaling $15.1 million versus $11.0 million in prior year's quarter. The loss ratio increased to 36.0% in third quarter 2013 versus 26.8% in third quarter 2012. The increase in the loss ratio is attributable to a higher rate of returned items in the current quarter versus prior year (54% in returned items as a percentage of revenues versus 41% in prior year's third quarter). This increase is related to the introduction of electronic collateralization of loans (in lieu of checks), the seasoning of the company's newer, higher-dollar installment products and the prolonged economic recovery.

Regional and corporate expenses totaled $6.7 million during the three months ended September 30, 2013, down $1.7 million from the $8.4 million in third quarter 2012. The improvement is largely attributable to reduced salaries and performance-based incentive compensation quarter-to-quarter.

In connection with the company's ongoing evaluation of its operating units and businesses, the company has decided to exit the automotive business. Pursuant to generally accepted accounting principles, the revenues, losses, expenses, assets and liabilities of this business segment are reflected as discontinued operations in the accompanying financial information.

** Nine Months Ended September 30 **

The company's revenues improved $2.0 million, or 1.7%, to $117.2 million during the nine months ended September 30, 2013 for the same reasons noted in the quarterly discussion above.

Branch operating costs, exclusive of loan losses, increased to $51.8 million during the nine months ended September 30, 2013 versus $51.0 million in prior year. As noted in the quarterly discussion above, this increase reflects a renewed marketing focus and higher bank-related charges.

During the first nine months of 2013, the company reported loan losses of $33.0 million compared to $23.9 million during the nine months ended September 30, 2012. The company's loss ratio increased to 28.1% versus 20.8% in first nine months of 2012 for the same reasons noted in the quarterly discussion above.

Regional and corporate expenses totaled $22.4 million during the nine months ended September 30, 2013 compared to $24.4 million in 2012. The nine months ended September 30, 2013 includes approximately $525,000 in severance and related costs in connection with a restructuring necessitated by declining loan volumes over the past few years as a result of shifting customer demand, the sluggish economy, regulatory changes and increasing competition in the short-term credit industry. The nine-month 2012 period includes a $739,000 gain resulting from the cash settlement of an expiring life insurance policy. Exclusive of the 2013 severance and related costs and the 2012 non-recurring gain, the decline in expenses period-to-period reflects reduced salaries and performance-based incentive compensation, as well as lower governmental affairs expenditures.

The company reported $597,000 of other expense during the nine months ended September 30, 2013 compared to other income of $1.4 million in the same prior year period. This change reflects the current year losses emanating from the recourse provision included in the fourth quarter 2012 agreement to sell the majority of the company's automobile loans receivable. The nine months ended September 30, 2012 included the reversal of the liability that was recorded to estimate the fair value of the contingent supplemental earn-out payment in connection with the company's acquisition of Direct Credit in September 2011. Pursuant to generally accepted accounting principles, any changes to the fair value of the contingent consideration liability are recorded through the income statement.

In connection with the November 12, 2013 amendment to the company's credit agreement, the company is prohibited from paying any dividends through September 30, 2014, the maturity of the facility. As a result, the company's board of directors suspended the regular quarterly dividend of $0.05 per share.

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States and Canada. In the United States, QC offers various products, including payday, installment and title loans, check cashing, debit cards and money transfer services, through 432 branches in 23 states at September 30, 2013. In Canada, the company, through its subsidiary Direct Credit Holdings Inc., is engaged in short-term, consumer Internet lending in various provinces. During fiscal 2012, the company advanced nearly $1.0 billion to customers and reported total revenues of $180.6 million.

Forward Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) uncertainties relating to the interpretation, application and promulgation of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act, including the impact of future regulations proposed or adopted by the Bureau of Consumer Financial Protection (CFPB), which is created by that Act, (3) ballot referendum initiatives by industry opponents to cap the rates and fees that can be charged to customers, (4) uncertainties related to the examination process by the CFPB and the potential for indirect rulemaking through the examination process, (5) litigation or regulatory action directed towards us or the payday loan industry, (6) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and closures of branches, (7) risks associated with the leverage of the company, (8) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (9) changes in our key management personnel, (10) integration risks and costs associated with acquisitions, (11) risks associated with owning and managing non-U.S. businesses, and (12) the other risks detailed under Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

(Financial and Statistical Information Follows)

QC Holdings, Inc. Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2013	2012	2013
Revenues
Payday loan fees	$ 30,914	$ 29,221	$ 88,463	$ 83,245
Installment interest and fees	5,771	8,831	14,403	22,707
Other	4,254	3,901	12,302	11,234
Total revenues	40,939	41,953	115,168	117,186
Operating expenses
Salaries and benefits	9,120	9,130	26,775	26,790
Provision for losses	10,970	15,115	23,907	32,973
Occupancy	4,713	4,673	13,781	13,831
Depreciation and amortization	524	500	1,604	1,586
Other	3,243	3,646	8,823	9,594
Total operating expenses	28,570	33,064	74,890	84,774
Gross profit	12,369	8,889	40,278	32,412

Regional expenses	3,036	2,195	8,986	7,461
Corporate expenses	5,373	4,499	15,380	14,933
Depreciation and amortization	441	443	1,427	1,329
Interest expense	599	332	2,112	980
Other expense (income), net	(254)	211	(1,428)	597
Income from continuing operations before income taxes	3,174	1,209	13,801	7,112
Provision for income taxes	1,325	566	5,438	2,937
Income from continuing operations	1,849	643	8,363	4,175
Loss from discontinued operations, net of income tax	192	1,673	49	2,851
Net income (loss)	$ 1,657	$ (1,030)	$ 8,314	$ 1,324

Earnings (loss) per share:
Basic
Continuing operations	$ 0.10	$ 0.04	$ 0.47	$ 0.24
Discontinued operations	(0.01)	(0.10)	--	(0.16)
Net income (loss)	$ 0.09	$ (0.06)	$ 0.47	$ 0.08

Diluted
Continuing operations	$ 0.10	$ 0.04	$ 0.47	$ 0.24
Discontinued operations	(0.01)	(0.10)	--	(0.16)
Net income (loss)	$ 0.09	$ (0.06)	$ 0.47	$ 0.08
Weighted average number of common shares outstanding:
Basic	17,170	17,383	17,165	17,374
Diluted	17,271	17,434	17,203	17,374

Non-GAAP Reconciliations
Adjusted EBITDA
(in thousands)
(Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial performance measure that is not defined by U.S. generally accepted accounting principles ("GAAP"). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. The three months and nine months ended September 30, 2013 include additional adjustments to EBITDA related to severance and related costs in connection with a first quarter 2013 restructuring plan that the company undertook due to a decline in loan volumes over the past few years as a result of shifting customer demand, the sluggish economy, regulatory changes and increasing competition in the short-term credit industry. For the nine months ended September 30, 2012, adjusted EBITDA excludes a non-cash gain due to the reduction in the liability that was recorded to estimate the fair value of the contingent supplemental earn-out payment in connection with the company's third quarter 2011 acquisition of Direct Credit Holdings Inc. In addition, the nine months ended September 30, 2012 include an adjustment to EBITDA in connection with the cash settlement of an expiring life insurance policy.  It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2013	2012	2013

Income from continuing operations	$ 1,849	$ 643	$ 8,363	$ 4,175
Provision for income taxes	1,325	566	5,438	2,937
Depreciation and amortization	965	943	3,031	2,915
Interest expense	599	332	2,112	980
Non-cash (gains) losses on property dispositions	(254)	211	(1,428)	597
Stock option and restricted stock expense	386	236	1,369	956
Gain on settlement of expiring life insurance policy			(739)
Severance and related costs		8		557
Adjusted EBITDA	$ 4,870	$ 2,939	$ 18,146	$ 13,117

QC Holdings, Inc. Consolidated Balance Sheets (in thousands)

	December 31,	September 30,
	2012	2013
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$ 14,124	$ 14,135
Restricted cash	1,076	1,076
Loans receivable, less allowance for losses of $6,608 at December 31, 2012 and $5,873 at September 30, 2013	60,462	54,134
Current assets of discontinued operations	2,540	5,257
Prepaid expenses and other current assets	8,703	6,122
Total current assets	86,905	80,724
Non-current loans receivable, less allowance for losses of $437 at December 31, 2012 and $1,589 at September 30, 2013	1,677	4,392
Non-current assets of discontinued operations	1,643	3,445
Property and equipment, net	11,210	10,494
Goodwill	21,791	21,567
Intangible assets, net	3,627	2,670
Other assets, net	4,847	5,069
Total assets	$ 131,700	$ 128,361

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 2,023	$ 1,244
Accrued expenses and other liabilities	8,169	8,625
Deferred revenue	3,993	3,349
Current liabilities of discontinued operations	1,268	519
Revolving credit facility	25,000	24,800
Total current liabilities	40,453	38,537

Non-current liabilities	5,747	5,401

Long-term debt	3,154	3,249
Total liabilities	49,354	47,187

Commitments and contingencies
Stockholders' equity	82,346	81,174
Total liabilities and stockholders' equity	$ 131,700	$ 128,361

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands, except Average Loan, Average Term and Average Fee)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2013	2012	2013
	Unaudited		Unaudited

Operating Data – Short-term Loans:
Loan volume	$ 208,519	$ 199,068	$ 598,203	$ 560,498
Average loan (principal plus fee)	380.38	385.61	379.86	384.66
Average fee	57.37	59.07	57.53	59.15

Operating Data – Installment Loans:
Loan volume	$ 11,360	$ 16,349	$ 27,834	$ 38,759
Average loan (principal)	642.83	753.12	600.50	693.54
Average term (days)	203	249	192	234

Other Revenues:
Credit service fees	$ 1,811	$ 1,690	$ 5,166	$ 4,759
Check cashing fees	744	671	2,480	2,175
Open-end credit fees	330	739	662	1,742
Title loan fees	764	129	2,133	676
Other	605	672	1,861	1,882
Total	$ 4,254	$ 3,901	$ 12,302	$ 11,234

Loss Data:

Provision for losses, continuing operations:
Charged-off to expense	$ 16,771	$ 22,765	$ 44,483	$ 56,544
Recoveries	(7,072)	(9,369)	(21,556)	(25,504)
Adjustment to provision for losses based on evaluation of outstanding receivables	1,271	1,719	980	1,933
Total provision for losses	$ 10,970	$ 15,115	$ 23,907	$ 32,973

Provision for losses as a percentage of revenues	26.8%	36.0%	20.8%	28.1%
Provision for losses as a percentage of loan volume (all products)	4.6%	6.7%	3.5%	5.2%
CONTACT: Investor Relations Contact:
         Douglas E. Nickerson (913-234-5154)
         Chief Financial Officer

         Media Contact:
         Tom Linafelt (913-234-5237)
         Director - Corporate Communications